Exhibit 10.1
PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), effective as of April 13, 2018 (the “Effective Date”), is made and entered into by and between Security Devices International Inc., a Delaware corporation, having its principal place of business at 107 Audubon Road, Wakefield, Massachusetts 01880 (“the Company”) and Andre Buys of South Africa (“AB”).  The Company and AB may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

RECITALS

WHEREAS, the Company develops, manufactures and sells solutions for security situations that require the use of less lethal force;

WHEREAS, AB has developed registered patents and designs, provisional patents and designs, drawings, testing results, moulds, prototype products and other intellectual property for less lethal security devices and related products; and

WHEREAS, the Company wishes to acquire from AB, and AB wishes to sell to the Company, certain registered patents and designs, provisional patents and designs, drawings, testing results, moulds, prototype products and other intellectual property in exchange for cash and/or stock in the Company, as well as a stream of royalty payments to AB.

NOW, THEREFORE, in consideration of the foregoing and the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.             DEFINITIONS

For the purpose of this Agreement, the following terms, whether in singular or in plural form, when used with a capital initial letter shall have the respective meanings as follows:

1.1           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control of the Person in question; provided, however, that in any country where the local law or regulation does not permit foreign equity participation of more than fifty percent (50%), an “Affiliate” shall include any Person in which the Person in question owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by such local law or regulation.  For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Assigned Intellectual Property” has the meaning set forth in Section 2.2.

1.3           “Cash Payment” has the meaning set forth in Section 2.3.

1.4           “Closing” has the meaning set forth in Section 3.1.

1.5           “Closing Payment” has the meaning set forth in Section 2.3.

1.6           “Intellectual Property Assignment” has the meaning set forth in Section 2.1.

1.7           “Inventions” has the meaning set forth in Section 2.2.

1.8           “Net Sales Price” means the total gross amount of monies or cash equivalent or other consideration paid by unaffiliated third parties to and collected by the Company and/or any of its Affiliates for the sale of a product, less the sum of the following: (a) discounts and deductions; (b) tariff duties, sales and use taxes and any other taxes directly associated with sales of the product; (c) outbound transportation prepaid or allowed; (d) commissions, finder’s fees or facilitation fees; and (d) amounts allowed or credited on returns.

1.9           “Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein including, without limitation, AB or the Company or any of their Affiliates.

1.10         “Registered Intellectual Property” means the patents, patent applications, registered designs and registered design applications listed in Exhibit A hereto; and (a) all extensions, renewals, reissues, and reexaminations of the issued patents or registered designs of the Registered Intellectual Property and (b) all applications claiming any right of priority to or through the patent applications or design applications of the Registered Intellectual Property (and all patents and designs issuing on such applications), filed or applied for by the Company, by any of the Company’s Affiliates or by any subsequent successors to, or assigns of, any of the same in any country after the Effective Date.

1.11         “Second Payment” has the meaning set forth in Section 2.3.

1.12         “Second Payment Date” has the meaning set forth in Section 2.3.

1.13         “Stock Payment” has the meaning set forth in Section 2.3.

2.             PURCHASE AND SALE OF INTELLECTUAL PROPERTY

2.1           Registered Intellectual Property.  As of the Effective Date and subject to the fulfillment of the Parties’ obligations set forth in Section 3.2 below, AB hereby sells, assigns, transfers, and sets over unto the Company his entire right, title and interest in and to all of the Registered Intellectual Property, for the Company's own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of each of the Registered Intellectual Property.  To evidence the assignment of the Registered Intellectual Property, AB shall execute a confirmatory intellectual property assignment document for each item of Registered Intellectual Property in substantially the form as set forth in Exhibit B hereto (the “Intellectual Property Assignment”).  If there is any inconsistency between such Intellectual Property Assignment and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. For the avoidance of doubt, Intellectual Property relating to CO2 pistols, and which is in the process of being registered, shall for the purpose of this Agreement be deemed to form part of the Registered Intellectual Property, and shall be subject to the same royalty payment regime as mentioned in Section 2.5.

2.2           Inventions.  As of the Effective Date and subject to the fulfillment of the Parties’ obligations set forth in Section 3.2 below, AB hereby sells, assigns, transfers, and sets over unto the Company, for the Company’s own use and for the use of its assigns, successors, and legal representatives, its entire right, title and interest in and to any invention, modification, discovery, design, drawing, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, testing results, molds, prototype produces or intellectual property right or physical property whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) in any way related to security devices and related products which fall within the product focus and portfolio of the Company, including but not limited to air and/or CO2 fired long guns or pistols, including pump action launchers as well as the munitions used with these pistols and long guns including the self-stabilizing shaped or “finned” rounds, including rounds for the application of insecticides and other medication to animals, as well as the application of herbicides and fungicides to plants, trees and shrubs, including without limitation, any derivative or evolutionary patents or Inventions, whether realized or not at the time of this Agreement, as well as during the term of AB’s employment pursuant to Section 5, and all logs, records, notes and other work papers related thereto (herein called “Inventions,” and together with the Registered Intellectual Property, the “Assigned Intellectual Property”).  For the avoidance of doubt, the assignment of Assigned Intellectual Property under this Agreement includes the assignment of all patents, intellectual property and Inventions used in connection with “Simunition” products, such as rounds to be used with air-fired replica guns for training purposes as well as “wads” designed to allow the shaped rounds to be fired from a 12g shotgun.

2.3           Purchase Price.  In consideration of the assignment of the Assigned Intellectual Property, the Company hereby agrees to pay to AB pursuant to the terms set forth in Section 3.2.2, the non-refundable sum of One Hundred Thousand and 00/100 United States Dollars ($100,000.00) (the “Closing Payment”).  The Company will also pay AB, at AB’s discretion, either (a) an additional Five Hundred Thousand and 00/100 United States Dollars ($500,000.00) (the “Cash Payment”) or (b) stock of the Company having a value at the time of issuance of Seven Hundred Fifty Thousand and 00/100 United States Dollars ($750,000.00) (the “Stock Payment,”; the Stock Payment or the Cash Payment, as applicable, is referred to hereinafter as the “Second Payment”).  The Second Payment may be made any time within two (2) years from the Effective Date (the “Second Payment Date”), at the sole discretion of the Company.  In the event that AB elects to receive the Stock Payment and not the Cash Payment, the Company shall issue to AB the applicable number of Company shares based on the average closing price for the twenty (20) trading days preceding the Second Payment Date.

2.4           Failure to Make the Second Payment.  In the event that the Company fails to make the Second Payment by the Second Payment Date, AB’s sole remedy and recourse shall be that ownership of the Assigned Intellectual Property shall revert to AB; provided, however, that the Company shall (a) have and retain a perpetual, irrevocable, exclusive license to use the “tailfin” technology for 40mm rounds, and (b) have and retain a perpetual, irrevocable, non-exclusive license to use the Assigned Intellectual Property related to any and all products that AB or the Company has developed within two (2) years of the Effective Date.  In such event, the Company (i) shall continue to pay the royalty fees for products using the exclusively licensed “tailfin” technology for 40mm rounds under the terms set forth in Section 2.5(b)-(d), and (ii) shall pay AB a royalty fee equal to ten percent (10%) of the Net Sales Price for products that incorporate the non-exclusively licensed Assigned Intellectual Property for as long as the applicable patent is in force and which shall be payable in accordance with Section 2.5(d) hereto. The exclusivity of the license in the 40mm rounds as per Section 2.4(a) is dependent on the Company commercializing the 40mm rounds within 3 (three) years of the Effective Date, failing which, the license shall become non-exclusive at the expiry of said 3 (three) year period.

2.5           Royalty Fees.  Until the earlier of (1) the second anniversary of the Effective Date or (2) the date on which the Second Payment is made, the Company will pay AB a royalty fee of ten percent (10%) of the Net Sales Price of any products sold that incorporate the Registered Intellectual Property.

(b) After the date on which the Second Payment is made, the Company shall pay AB a royalty fee based on the following percentages of Net Sales Price of any products sold that incorporate the Registered Intellectual Property during the following time periods:

i)	Four percent (4%) between the date of the Second Payment and the sixth anniversary of the Effective Date;
ii)	Three percent (3%) between the sixth anniversary of the Effective Date and the eighth anniversary of the Effective Date;
iii)	Two percent (2%) between the eighth anniversary of the Effective Date and the last expiration date of any of the Registered Intellectual Property.

(c) The royalty fee payments paid pursuant to this Section 2.5 shall cease on the last expiration date of any of the Registered Intellectual Property.

(d) Royalty fees shall be payable for all sales of products incorporating the Registered Intellectual Property, irrespective of whether any intellectual property is registered in respect of the products in the countries where the products are sold.

(e) Royalty fees due and payable under this Agreement shall be paid within thirty (30) days of the end of each financial quarter in which applicable product sales are made by the Company. Upon written request by AB, the Company shall provide records showing the calculation of the applicable royalty fee payment and Net Sales Price used to determine the royalty fee payment.

(f) Over and above all payments provided for herein, and effective one (1) year from Closing, or alternatively, upon AB’s relocation to Boston, whichever is earlier, the Company guarantees that a minimum payment of Twenty Five Thousand and 00/100 United States Dollars ($25,000.00) shall be paid to AB every year until such time that the annual Royalty Fees accruing to AB exceeds Twenty Five Thousand and 00/100 United States Dollars ($25,000.00) per year, which minimum payment shall be payable at a rate of Two Thousand and Eighty Three and 33/100 United States Dollars ($2,083.33) per month. If the total annual Royalty Fees payable to AB during any year falls below Twenty Five Thousand and 00/100 United States Dollars ($25,000.00), the Company guarantees to further pay AB the difference between Twenty Five Thousand and 00/100 United States Dollars ($25,000.00) and the actual Royalty Fees paid to AB during such year. The payments provided for in this Section shall not be affected should AB not be able to move to Boston within twelve (12) months, or at any stage, following the Effective Date.  The guaranteed minimum payment set forth in this Section 2(f) shall apply for so long as AB is employed by the Company.

(g) As security for the Company’s obligations to pay and perform under Sections 2.3, 2.4 and 2.5, the Company hereby grants to AB a continuing security interest in and to the Assigned Intellectual Property.  The Company covenants to execute and deliver to AB such documents, instruments and agreements as may be necessary or desirable to evidence and perfect such security interest.  AB agrees to, upon Company request from time to time, subordinate the foregoing security interest to a provider of debt financing to the Company.

3.             CLOSING AND DELIVERABLES

3.1           Closing.  The transactions described under this Agreement shall be consummated on the Effective Date at the offices of the Company or any other alternate location mutually agreed upon by the Parties (the “Closing”).

3.2           Closing Deliverables.  At the Closing, the Parties shall execute and/or deliver the following documents:

3.2.1     Intellectual Property Assignments.  AB shall obtain Exchange Control approval from the South African Reserve Bank for the assignment of each item of Registered Intellectual Property, whereafter, within five (5) days of obtaining such exchange control approval, AB shall execute and deliver to the Company an Intellectual Property Assignment for each item of Registered Intellectual Property in substantially the form as that set forth in Exhibit B hereto.

3.2.2     Delivery of Closing Payment.  At the Closing, the Company shall deliver or cause to be delivered to AB the Closing Payment by wire transfer of immediately available funds to such bank account or accounts as AB may specify in writing.

3.3           Survival.  In addition to those provisions which are by their nature intended by the Parties to survive the Closing, the following provisions shall survive the Closing: Sections 1, 2 and 4 – 8.

4.             COVENANTS, REPRESENTATIONS AND WARRANTIES

4.1           Intellectual Property Registration Fees.  AB is responsible for the payment of all filing, maintenance and annuity fees relating to the Registered Intellectual Property due on or before the Effective Date, and the Company shall be responsible for the payment of all such fees due after the Effective Date (unless and until the ownership of the Assigned Intellectual Property reverts to AB pursuant to Section 2.4), including approximately Forty Six Thousand Seven Hundred and 00/100 United States Dollars ($46,700.00) to be used solely in connection with the certain filing fees for European registrations, and further including all fees relating to the registration of Intellectual Property in the CO2 pistols.

4.2           No Licenses.  AB warrants and represents that, as of the Effective Date, there are no agreement(s) between AB and any Person pursuant to which AB has licensed or granted any rights whatsoever, or is obligated to license or grant any rights in, the Assigned Intellectual Property to the Person.

4.3           Assigned Intellectual Property.   AB represents and warrants that, as of the Effective Date, (a) AB is the sole and lawful owner of the entire right, title and interest in and to the Assigned Intellectual Property, (b) all such Assigned Intellectual Property is free from all liens and security interests, (c) subject to obtaining Exchange Control approval from the South African Reserve Bank, AB has good and full right and lawful authority to sell and convey the Assigned Intellectual Property in the manner herein set forth, (d) to the best of AB’s knowledge, the Assigned Intellectual Property does not infringe upon any third party’s intellectual property rights anywhere in the world, and (e) to the best of AB’s knowledge, there is nothing that will materially affect the validity and enforceability of the Registered Intellectual Property.

4.4           Litigation.  With the exception of the possible claim that GI Sportz may have on the patent for the “pump action launcher”, and subject to obtaining exchange control approval from the South African Reserve Bank, AB represents and warrants that, as of the Effective Date, there is no litigation, claim or governmental or administrative proceeding or investigation pending or, to the knowledge of AB, threatened, involving the Assigned Intellectual Property or which could prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.5           Authority.  AB represents and warrants that, as of the Effective Date, AB has all requisite authority, right, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AB pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument to be executed and delivered by AB pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of AB enforceable in accordance with their respective terms.  The execution, delivery and performance by AB of this Agreement and each such agreement, document and instrument:
(a)        does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to AB or require AB to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(b)        does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any agreement, instrument,  permit, authorization, order, writ, judgment, decree, determination or arbitration award to which AB is a party or by which the property of AB is bound or affected.
4.6           Full Disclosure.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by AB or the Company pursuant to this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

5.             EMPLOYMENT

5.1           Employment Position.  In consideration of the assignment of the Assigned Intellectual Property, the Company agrees to hire AB as its Chief Technology Officer and Head of Product Development, commencing on the first business day after the day of the Closing. This position will report directly to the Chief Executive Officer of the Company.  In this position, AB shall dedicate his full working time to the Company and will be responsible for the design, development and commercialization of all new products for the Company.  The starting salary shall be Ten Thousand and 00/100 United States Dollars ($10,000.00) per month.  In the event that AB is employed for only a portion of a given month, AB’s salary for such month shall be prorated for the number of days employed in such month. AB shall be entitled to participate in the Company’s medical insurance plan once he relocates to the United States.  The Company shall reimburse AB for all ordinary and reasonable costs of relocation, including the cost of immigration counsel; provided, however, that such reimbursement shall not exceed Fifteen Thousand and 00/100 United States Dollars ($15,000.00) not including the cost of immigration counsel. Within twelve (12) months of the Effective Date, and subject to AB’s continued employment with the Company, it is expected that AB shall move to the greater Boston area.
5.2           New Product Development; Commercialization of New Products by the Company.
a.             As an employee of the Company, AB will be encouraged to develop new security related products (with the approval of senior management of the Company).  AB acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by AB individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof, shall be the sole and exclusive property of the Company.  AB agrees to and hereby irrevocably does assign to Company, for no additional consideration, AB’s entire right, title, and interest in and to all Work Product and intellectual property rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world.

b.             If the Company decides to pursue patent protection, and obtains a patent, for Work Product developed primarily by AB, AB will be entitled to a royalty fee of two and one half percent (2.5%) of the Net Sales Price of such products for seven (7) years from the date of first sale, which shall be payable in accordance with Section 2.5(d) hereto. .Where AB develops a new product which the Company successfully commercializes and in terms of which a patent or other intellectual property is not registered, AB will be entitled to a royalty fee of one and one half percent (1.5%) of the Net Sales Price of such products for seven (7) years from the date of first sale, which shall be payable in accordance with Section 2.5(d) hereto.  The Company agrees to actively pursue patents and other registered intellectual property rights for all patentable or otherwise protectable inventions that AB develops during his employment with the Company if such inventions (a) are in the Company’s product focus and (b) are, in the Company’s reasonable good faith belief, commercially exploitable.
c.             Any writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by AB individually or jointly with others which do not relate to the business or contemplated business, research, or development of the Company, and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof shall, provided that AB did not utilize any resources of the Company in the development or preparation of the foregoing, be owned by, and belong to AB.
5.3           Warrants.   In order to more closely align AB’s interest with that of the Company, within one hundred twenty (120) days of the Effective Date, the Company will issue options or warrants with a strike price equal to the Company’s stock price on the Effective Date.  The vesting of the options or warrants will be triggered by the stock price as shown below:
500,000 options/warrants	Trigger price: USD $0.30	Strike Price (est): USD $0.16
500,000 options/warrants	Trigger price: USD $0.50	Strike Price (est): USD $0.16
500,000 options/warrants	Trigger price: USD $1.00	Strike Price (est): USD $0.16

The Company’s stock price must close above the trigger price for twenty (20) trading days in order for the options/warrants to be triggered.  The options/warrants shall have a seven-year (7) life from the date of grant and AB must remain employed by the Company for a period of three (3) years in order for the options/warrants to vest.  The Company agrees that it will not terminate AB except for cause prior to the end of the three year vesting period for the options or warrants granted under this agreement.

6.             ADDITIONAL OBLIGATIONS

6.1           After Closing.  The Company shall, at its expense, apply for the recordation and other perfection of the Registered Intellectual Property with all relevant government agencies. AB shall use commercially reasonable efforts to assist the Company with respect to such recordation and perfection and transferring ownership of the Registered Intellectual Property.

6.2           Further Assurances.  Each of the Parties agrees to use commercially reasonable efforts to assist and cooperate with the other Parties in doing all things necessary to consummate the transactions contemplated by this Agreement.  At any time and from time to time after the Closing, AB, at the request of the Company, and without further consideration, shall execute and deliver such further instruments or documents and take all such further action as the Company may reasonably request in order to evidence or otherwise facilitate and implement the consummation of the transactions contemplated by this Agreement.

6.3           Costs incidental to this Agreement: The Company shall be liable to reimburse AB for all reasonable costs incurred towards the conclusion of this Agreement, which costs shall include: attorney fees, filing fees and other expenses relating to the obtaining of Exchange Control Approval from the South African Reserve Bank, costs incurred in the negotiation and conclusion of this Agreement, and any other agreements specifically occasioned by the conclusion of this Agreement; provided that the Company shall have no obligation to reimburse AB for costs in excess of Ten Thousand and 00/100 United States Dollars ($10,000.00) pursuant to this Section 6.3.

7.             CONFIDENTIALITY.

None of the Parties shall itself, or shall permit any of their respective Affiliates to, disclose the terms and conditions of this Agreement to any third party at any time without obtaining the prior written consent of all other Parties, except that a Party may disclose this Agreement: (a) in response to a subpoena issued by any governmental body or judicial entity or as otherwise may be required by law; (b) as may be necessary for the enforcement of the terms and conditions of this Agreement; (c) as may be necessary for the enforcement of the Assigned Intellectual Property in a court of law or other official proceeding; (d) as may be necessary under the rules of any stock exchange listing of the Company’s securities; and (e) to legal counsel, auditors or accountants for the Parties having a need to review such information.  In the case of disclosure, the disclosing Party shall require each recipient to receive and hold the information on a confidential basis.  In the event of disclosure pursuant to subsection (a), (b) or (c) above where this Agreement is required to be disclosed to a court of law or other official proceeding, the disclosing Party shall promptly notify the other Parties of such disclosure and requirement, and the Parties shall cooperate with each other and use commercially reasonable efforts to obtain a protective order.  Notwithstanding the above, the assignment of the Assigned Intellectual Property may be disclosed by any of the Parties to any Person.

8.             GENERAL PROVISIONS

8.1           Assignability of This Agreement.  The Company shall have the right to assign this Agreement or any Assigned Intellectual Property with the Company’s respective rights and obligations under this Agreement relating to each such Assigned Intellectual Property to any third-party that agrees to assume the Company’s rights and obligations under this Agreement or those respective rights and obligations under this Agreement relating to the applicable Assigned Intellectual Property.  AB shall not be entitled to assign this Agreement to any Person without the prior written consent of the Company.

8.2           Onsale of Assigned Intellectual Property.  In the event that the Company elects to sell all or any part of the Assigned Intellectual Property to a third party, prior to the last expiration date as per section 2.5 above, such a sale shall be subject to either the Royalty Fees dispensation provided for in this Agreement continuing and forming part of the terms of such a sale, or AB’s election to waive any future royalties, in which case AB shall be entitled to fifty percent (50%) of the gross selling price, which gross selling price shall be market related and confirmed by an independent valuation, should AB not be satisfied with the gross selling price.

8.3           Retention of Royalty Fees. It is agreed that AB’s entitlement to Royalty fees as provided for herein shall not be affected by any factor, including his employment by the Company. In the event that AB’s employment with the Company ceases for whatsoever reason, his entitlement to Royalty fees shall remain unaffected. Should AB not be able to collect his Royalty Fees due to death or disablement, the Company shall pay Royalty fees and all other payments due to AB to his estate for as long as such Royalties shall be due.

8.4           Sublicensing of the Assigned Intellectual Property.  In the event that the Company elects to sublicense all or any part of the assigned Intellectual Property to a third party, prior to the last expiration date as per section 2.5 above, AB’s royalty income as provided for in this agreement shall not be prejudiced by such sublicensing.

8.5           Entire Agreement.  This Agreement, together with each Registered Intellectual Property Assignment and all its exhibits thereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, proposals, discussions, agreements, representations, and other communications between the Parties with respect to the subject matter hereof.

8.6           Amendment and Waiver.  No change in the terms, conditions, or provisions of this Agreement shall be binding on any Party unless in writing and signed by all Parties hereto.  The failure or delay of any Party in exercising any of its rights hereunder, including any rights with respect to a breach or default by the other Party, shall in no way operate as a waiver of such rights or prevent the assertion of such rights with respect to any later breach or default by the other Party.

8.7           Binding Nature & No Third Party Beneficiaries.  This Agreement is binding upon and shall inure to the benefit of the Parties, and their respective, permitted legal successors and assigns of this Agreement, and this Agreement is made solely for such Persons' benefit.  Other than as expressly provided in this Section 8.4, no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

8.8           Severability.  Should any term, condition, or provision of this Agreement be held unenforceable by an authority of competent jurisdiction, such ruling shall not affect the validity and enforceability of the remaining terms, conditions, and provisions of this Agreement.  To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible and as necessary, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

8.9           Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws or choice of law principles.  The Parties hereby submit to the jurisdiction of the Middlesex County in the Commonwealth of Massachusetts in any litigation arising under this Agreement.

8.10         Expenses.  If any action or other proceeding relating to the enforcement or interpretation of any provision of this Agreement is brought by a Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.11         Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. A facsimile or an electronic copy of such originals or counterparts transmitted to the other Party is effective as if the actual originals or counterparts were sent to the other Party.

8.12         Construction.  The Parties acknowledge that their respective legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement. The headings used herein are for reference and convenience only, and shall not be used in the interpretation of this Agreement.

8.13         Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of: (a) in the case of personal delivery, when actually delivered, (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, or (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, and in each case shall be addressed as follows:

If to AB (and/or his Affiliate), to:

André Buys
27 Helderkruin Crescent
Woodhill Estate
Pretorius Park, Pretoria, South Africa, 0181

With a copy (which shall not constitute notice to AB), to:

KISCH IP
Third Floor, Menlyn Corner Building
87 Frikkie de Beer Street, Menlyn, Pretoria, South Africa, 0181
Attention: Jaco Theunissen
Email: jacot@kisch-ip.com

If to the Company, to:

Security Devices International Inc.
107 Audubon Road
Wakefield, Massachusetts 01880
Attn: Dean Thrasher, CEO

With a copy (which shall not constitute notice to the Company), to:

Hinckley, Allen & Snyder, LLP
50 Kennedy Plaza, Suite 1500
Providence, Rhode Island 02903
Attention: David Hirsch, Esq.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto by their fully authorized representatives have executed this Agreement as of the Effective Date indicated above.

AB:

/s/ André Buys
André Buys

Date: April 13, 2018

Republic of South Africa
Gauteng Province
Pretoria

On this 13th day of April, 2018, before me personally came André Buys to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

THE COMPANY:

SECURITY DEVICES INTERNATIONAL INC.

By:	/s/ Dean Thrasher
Name:	Dean Thrasher
Title:	Chief Executive Officer

Date: April 13, 2018

Canada	)
Province of Ontario	)
Region of Halton	)

On this 13th day of April, 2018, before me personally came Dean Thrasher, Chief Executive Officer of Security Devices International Inc., to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public

Exhibit A

REGISTERED INTELLECTUAL PROPERTY

Exhibit B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”), dated as of ________ ____, 2018 (the “Effective Date”), is entered into between Andre Buys, an individual (“Assignor”), and Security Devices International Inc., a Delaware corporation (the “Assignee”).  Assignor and Assignee are referred to herein individually as a “Party” and together, as the “Parties.”  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A.            Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of April 13, 2018 (the “Purchase Agreement”), pursuant to which Assignee is acquiring all of the Assigned Intellectual Property, from AB upon the terms and subject to the conditions of the Purchase Agreement; and

B.             Pursuant to the Purchase Agreement, Assignor is selling and assigning to Assignee all right title and interest in and to the Assigned Intellectual Property.

NOW, THEREFORE, in consideration of the foregoing premises and mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Assignment.  Assignor hereby irrevocably sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest, in and to the following (the “Assigned IP”) (a) the patents, patent applications, registered designs and/or registered design applications set forth in Schedule 1, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof; (b) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; (c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.             Further Assurances.  From time to time after the date of this Agreement, Assignor agrees to reasonably assist Assignee and its successors and assigns, upon Assignee’s written request, to evidence, record, and perfect the assignment in Section 1 hereof and to provide such other reasonable assistance as might be required in connection with Assignee’s efforts to secure, enforce, maintain, and defend the assigned rights.  Assignor agrees that Assignor will not be entitled to any additional compensation for providing any of the services in this Section 2, but Assignee shall reimburse Assignor for any actual expenses in connection with Assignor’s performance of such services.

3.             Terms of Purchase Agreement. The Parties hereto acknowledge and agree that this Intellectual Property Assignment Agreement is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Assignor and Assignee with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.             Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement (or the application of such provision to any Person or circumstance) shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5.             Governing Law; Venue.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, and all claims, controversies and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts including its statutes of limitations, without regard to any conflicts-of-law principles that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.  In furtherance of the foregoing, each of the parties hereto (a) agrees the foregoing courts are the appropriate, exclusive, and convenient forum for, and will have exclusive jurisdiction over any claim, controversy, or dispute arising from or in connection with this Agreement, (b) waives the defense of inconvenient forum, (c) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in such foregoing courts, and (d) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or judgment or in any other manner provided by Law.

6.             Counterparts; Delivery by Facsimile or Electronic PDF.  This Agreement may be executed simultaneously in two counterparts (including facsimile and electronic copies (e.g., PDF)) each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  This Agreement or any related agreement, certificate or other instrument, to the extent signed and delivered by means of a facsimile machine or by electronic pdf, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly caused the execution of this Agreement to be effective as of the date written in the first paragraph above.

ASSIGNOR:

ANDRE BUYS

STATE OF	)
	)	SS:
COUNTY OF	)

On this ___day of ________, 2018, before me personally came Andre Buys to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public:
My commission expires:

ASSIGNEE:
SECURITY DEVICES INTERNATIONAL, INC.

By:
Name:
Title:

STATE OF	)
	)	SS:
COUNTY OF	)

On this ____ day of _________, 2018, before me personally came _________________, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged execution of the same.

Notary Public:
My commission expires:

SCHEDULE 1
ASSIGNED IP

[All patents, patent applications, registered designs and registered design applications as set forth on the attached Exhibit A to the Agreement.]